Exhibit 99.1

                                  PRESS RELEASE

                    For Immediate Release - December 1, 2000


FOR MORE INFORMATION, CONTACT:

W. Moorhead Vermilye - President and Chief Executive Officer, Shore Bancshares, Inc. (410) 822-1400

Daniel Cannon - Executive Vice President and Chief Operating Officer, Shore Bancshares, Inc. (410) 758-1600

                     TALBOT BANCSHARES AND SHORE BANCSHARES
                                 COMPLETE MERGER


Easton, Maryland, December 1, 2000 - Talbot Bancshares, Inc. (OTC BB:TABS.OB) and Shore Bancshares, Inc. (OTC BB:SHBI.OB), headquartered in Easton, Maryland, announced today that they have completed the merger of Talbot Bancshares into Shore Bancshares. The acquisition was completed today following approval by stockholders of both companies.

Under the terms of the merger agreement, stockholders of Talbot Bancshares received 2.85 shares of Shore Bancshares common stock for each share of Talbot Bancshares common stock, with fractional shares paid in cash. The exchange ratio will result in the issuance of up to 3,407,272 new shares of Shore Bancshares common stock in exchange for all 1,195,534 shares of Talbot Bancshares.

"The merger of Talbot Bancshares and Shore Bancshares creates a premier banking and financial services company headquartered on the Maryland Eastern Shore," commented W. Moorhead Vermilye, former President of Talbot Bancshares and the new President and Chief Executive Officer of Shore Bancshares. "Although we are merging our holding companies, our subsidiary banks will operate independently in the communities they serve."

Daniel T. Cannon, former President and new Executive Vice President and Chief Operating Officer of Shore Bancshares, noted, "this merger will allow The Talbot Bank of Easton, Maryland and The Centreville National Bank of Maryland the opportunity to provide their customers more convenience and a broader array of financial services."

This  news  release  contains,   among  other  things,  certain  forward-looking
statements   regarding  the  combined   company   following  the  merger.   Such
forward-looking statements involve certain risks and uncertainties, including a

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variety of  factors  that may cause the  combined  company's  actual  results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

Shore Bancshares, now headquartered in Easton, Maryland, is a two-bank holding company and parent company of The Talbot Bank of Easton, Maryland, a commercial bank providing general commercial banking services in Talbot and Dorchester Counties in Maryland, and The Centreville National Bank of Maryland, a national banking association operating five full service branch offices serving Queen Anne's, Caroline and Kent Counties in Maryland. The banks provide a full range of financial services to individuals, business and other organizations. Shore Bancshares' Common Stock is quoted on the OTC Bulletin Board under the symbol "SHBI".